Exhibit 10.20

                              PLEASE READ CAREFULLY
                  IF YOU DO NOT UNDERSTAND THE DOCUMENT FULLY,
                                 DO NOT SIGN IT
                     CONSULT WITH AN ATTORNEY BEFORE SIGNING
                  THIS SEPARATION AGREEMENT AND GENERAL RELEASE
                          INCLUDES A RELEASE OF ANY AND
                ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY


     SEPARATION AGREEMENT and GENERAL RELEASE (the "Agreement") made as of this 31st day of August 1999, between Gail Fraser ("Fraser") and Alfacell Corporation, a Delaware Corporation, and related and/or affiliated companies (the "Company").

     WHEREAS, the Company and Fraser wish to resolve and to fully and finally settle, compromise and forever discharge any and all claims and issues that were raised, or which could have been raised, or which Fraser has now or may ever have had against the Company;

     NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

     1. Fraser has resigned as Vice President Finance, Chief Financial Officer, Director and an employee of the Company, and for purposes of this Agreement the parties agree that her resignation was effective as of June 23, 1999 (the "Date of Resignation"). The parties agree that Fraser is not entitled to any compensation from the Company subsequent to the Date of Resignation, except as specifically set forth herein.

     2. In full satisfaction of the Company's obligations to Fraser and in consideration for all of Fraser's agreements and covenants set forth herein, the Company agrees:

     a) For the period commencing on the Date of Resignation and terminating July 31, 1999, the Company shall pay Fraser the salary which would otherwise be payable to her during that period based on her annual salary as of the Date of Resignation. Such salary shall be payable in accordance with the Company's standard payroll procedures (less customary statutory withholdings). It is understood and agreed that all payments made by the Company to Fraser for payroll periods subsequent to the Date of Resignation (except for the two weeks vacation pay paid to Fraser on July 30, 1999) shall be credited to the Company's obligation to Fraser under this Section 2(a).

     b) The Company and Fraser  acknowledge  that as of the Date of  Resignation
(i) Fraser owned options to purchase an aggregate of 395,000 shares of the Common Stock, $0.001 par value of the Company (the "Common Stock")which were granted to Fraser under the Company's 1993 Stock Option Plan, as amended (the "Plan") and all of which had vested as of the Date of Resignation (the "Vested Options"), and (ii) pursuant to the terms of the Plan, the Vested Options would terminate in their entirety on various dates on or before December 30, 1999. The Company and Fraser agree that, notwithstanding the foregoing, the Vested Options will remain exercisable until, and will terminate on, December 30, 2000. The Company and Fraser agree that options to purchase an aggregate of 70,000 shares of Common Stock (the "Unvested Options") which were granted to Fraser under the Plan and which were not vested as of the Date of Resignation, will be deemed to have vested as of the Date of Resignation and will remain exercisable until, and will terminate on, December 30, 2000. The Company represents that the Compensation Committee of its board of directors has specifically waived the provisions of the Plan that would prohibit the Unvested Options from vesting in accordance with the preceding sentence and which would have caused both the Vested Options and the Unvested Options to terminate on the 190th day after the termination of Fraser's employment with the Company. Except for the forgoing modifications, the terms of the Vested Options, the Unvested Options and the Plan shall remain unchanged.

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     c) The Company will  continue  and assume the payments for Fraser's  and/or her dependents' (who are qualified beneficiaries) health insurance until July 27, 1999 under the terms and conditions currently applicable to full-time employees of the Company to the extent available to full-time employees during this period, and under the terms and conditions of the New Jersey Group Continuation ("NJGC"), provided, however, that if Fraser receives or is offered health insurance pursuant to a new employment arrangement and she accepts that employment, the Company's obligation under this Section 2(c) will terminate. All coverage provided to Fraser and/or her dependents pursuant to this Section 2(c) shall be subject to the provisions of the applicable insurance policies and the continuation provisions of NJGC (and any changes or amendments with respect to such plans, policies or statute).

     3. Fraser agrees that the benefit package set forth in Section 2 is more than the Company is required to pay under its normal policies and procedures.

     4. This Agreement is not an admission of wrongdoing or liability of any kind by the Company or any of its principals or representatives and any such wrongdoing and liability is expressly denied.

     5. (a) As consideration for the performance of promises of the Company herein, Fraser, for herself, her heirs, successors, and assigns, does hereby release and forever discharge the Company and its officers, directors, agents, employees, successors and assigns (the "Releasees") from any and all liability, damages, claims, complaints, suits in equity and actions at law, of any nature whatever, tort or contract, and in any forum whatever, whether such claims are known to exist or hereinafter become known, arising out of or related to Fraser's employment with the Company and the cessation of her employment with the Company including but not limited to claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, fraud, misrepresentation, defamation, slander, libel, personal injury, negligent or intentional infliction of emotional harm or distress, wrongful denial of severance pay and/or discrimination based on race, national origin, sex, religion and/or disability, and including but not limited to claims arising under or based upon the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Americans With Disabilities Act of 1990, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-12a, and any other laws or regulations, state or federal.

     Fraser agrees to discharge, indemnify and hold harmless the Company and its officers, directors, agents, employees, successors and assigns from any and all liability from such claims asserted by Fraser, or by another on behalf of Fraser at Fraser's specific request.

     (b) Fraser further agrees that she will not institute or authorize any other party, either governmental or otherwise, to institute any administrative or legal proceedings against the Company, its officers, agents, employees, successors and assigns as a result of, or in connection with, any claims arising out of or related to Fraser's employment with the Company and the cessation of her employment with the Company.

     c) The Company for itself and fo r its affiliates, successors and assigns does hereby fully release and forever discharge Fraser, her heirs, executors, administrators, successors and assigns, of and from any and all claims arising out of or related to Fraser's employment with the Company and the cessation of her employment with the Company, whether or not now known or suspected, by reason of any actual or alleged act, omission, transaction, practice or occurrence, or other matter up to and including the date of this Agreement.

     6. Each party further understands and agrees that the other party is in no way liable or responsible for such party's attorney's fees and costs, if any, in this matter.


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     7.  Fraser  represents  that she has not filed and agrees that she will not file any claims or causes of action of any kind against the Releasees arising out of or related to Fraser's employment with the Company and the cessation of her employment with the Company with any local, state or federal agency, court or tribunal, nor does she have any knowledge or reason to believe that anyone else has filed such a charge or complaint on her behalf. If Fraser should file such a charge or complaint, or if a charge or complaint is filed on her behalf, or if any such agency shall ever assume jurisdiction against the Releasees on behalf of Fraser, Fraser agrees that the compensation and benefits provided to her by the Company under this Agreement shall be her sole remedy against the Releasees and she shall not seek or accept any further compensation or damages from the Company or the Releasees. Fraser agrees not to assist or aid any other person in bringing, prosecuting, or maintaining any claim, charge, action or proceeding against the Releasees unless required by law to do so, and then only to the extent required by law.

      8. a) The terms of this Agreement are to be kept strictly confidential by each party. Unless compelled to testify at a deposition, administrative proceeding, trial, or as required by law, government rule or regulation, each party shall refrain from issuing to the public, including without limitation, other potential or present plaintiffs, claimants or complainants, press or media, any article, memorandum, release, publicity or statement, whether oral or written, concerning the terms or conditions of this Agreement, except that each party may discuss such terms with its respective legal counsel, tax advisor, accountant, and financial institution or potential lenders, and Fraser may discuss such terms with her husband, provided that all such persons abide by the confidentiality provisions herein applicable to the party making such disclosure to such person. Notwithstanding the foregoing, the parties acknowledge that the Company may be required to publicly disclose the terms of this Agreement and to file this Agreement as an exhibit with the SEC in order to comply with its disclosure obligations under applicable securities laws and regulations. Notwithstanding the foregoing, either party can discuss this Agreement publicly to the extent its terms are disclosed in a filing by the Company with the SEC.

     b) Fraser agrees that the Company has issued a press release and may make further public statements it deems necessary to inform the public of her resignation which shall refer to such resignation as based on the mutual agreement of Fraser and the Company.

     9. a) The Company agrees not to make any disparaging or negative comments concerning Fraser. Fraser agrees that she will not make any disparaging or negative comments concerning the Company, any officers, directors, employees and consultants to the Company, or concerning the Company's drug products, clinical trials, technologies or therapies in any stage of development, nor will he take any action which could have reasonably been viewed as to be intended to be detrimental to the Company.

     b) Fraser expressly agrees that should she breach any of the material covenants and provisions contained herein, the Company's obligation to make the payments provided in Section 2(a) shall terminate immediately, the Unvested Options described in Section 2(b) and then held by Fraser shall terminate immediately and the Vested Options Described in Section 2(b) and then held by Fraser shall be exercisable only to the extent provided under their original terms and subject to the provisions of the Plan. Any such breach shall be subject to the dispute resolution provisions in Section 11. The foregoing shall not be the Company's exclusive remedy for any such breach.

     c) The Company expressly agrees that should it breach any of the material covenants and provisions contained herein, Fraser's obligations hereunder shall terminate immediately. Any such breach shall be subject to the dispute resolution provisions in Section 11. The foregoing shall not be Fraser's exclusive remedy for any such breach.

     d) Notwithstanding the foregoing, Fraser may provide testimony to the FDA or any other federal agency if required to by an administrative or judicial subpoena.


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     10. a)  Fraser  agrees to keep  secret  and shall not use all  confidential information of the Company and its subsidiaries,  including, without limitation,
information  regarding  trade  secrets,   "know-  how,"  information  concerning
clinical  trials,   consultant  contracts,   details  of  author  or  consultant
contracts,   operational  methods,   marketing  plans  or  strategies,   product
development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, investigations, searches, other confidential documents, whether or not so labeled, and other business affairs of the Company and its subsidiaries learned by her at any time, and shall not disclose them to anyone outside of the Company.

     b) All memoranda, notes, lists, records, work product and other documents whether or not labeled "Confidential" (and all copies thereof), made or compiled by Fraser or made available to Fraser, concerning the Company, shall be the Company's property and shall be delivered to the Company promptly upon the execution of this Agreement.

     c) Employee agrees that all methods, analyses, reports, plans and all similar or related information which (i) relate to the Company and which (ii) were conceived, developed or made by Fraser in the course of her relationship with the Company belong to the Company. Fraser will promptly disclose such work product to the Company and perform all actions reasonably requested by the Company to establish and conform such ownership by the Company.

     d) Fraser agrees that she shall not for the period commencing on the Date of Resignation through December 30, 2000, directly or indirectly, for her own account or jointly with another, or for or on behalf of any current or potential competitor of the Company, employer or other entity, solicit, induce or encourage any person to leave the employment of the Company or any of its parents, subsidiaries, affiliates, divisions, related entities and their successors or assigns, or solicit, induce or encourage any business or account of the Company in which Fraser has participated or in any way been active prior to the termination of Fraser's employment to terminate their employment of, or otherwise terminate their relations with, the Company.

     e) For the period commencing on the Date of Resignation through December 30, 2000, Fraser shall not engage directly or indirectly in or become employed by, serve as an agent or consultant to, or become a partner, principal, affiliate, representative or stockholder of any partnership, corporation or any other entity which conducts research on, manufactures, distributes, or develops RNase-based pharmaceuticals provided, however, that Fraser's ownership of less than five percent of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute a breach of this provision; and provided further, however, that the restriction set forth in this Section 10(e) shall not apply to any company which has acquired a license for the Company's Onconase product from the Company.

     11. a) If either party believes that the other party has committed or is about to commit a breach of the Agreement, counsel for such party shall notify counsel for such other party of the substance of the information which forms the basis for such belief. Counsel for such other party shall provide a response and both counsel shall attempt to reach an amicable resolution of the matter prior to pursuing the remedies set forth herein.

     b) If Fraser breaches or threatens to commit a breach of any of the provisions of Section 10, the Company shall have, without limitation, the following rights and remedies, severally enforceable, in addition to any other rights and remedies available to the Company under this Agreement or otherwise:

          (i) The right to have the covenants contained in Section 10 specifically enforced by any court having equity jurisdiction, it being agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

          (ii) The right to require Fraser to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Fraser as the result of any transaction(s) constituting a breach of any of the covenants contained in Section 10.

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          (iii) Fraser will forfeit all benefits  received  under this Agreement
     (except for the two weeks vacation pay paid to Fraser on July 30, 1999), the Company's obligation to make the payments provided in Section 2(a) shall terminate immediately, the Unvested Options described in Section 2(b) and then held by Fraser shall terminate immediately and the Vested Options described in Section 2(b) and then held by Fraser shall be exercisable only to the extent provided under their original terms and subject to the provisions of the Plan, except in each case with respect to those benefits and payments covered by the Employees Retirement Investment Security Act.

     c) The Company and Fraser agree that if any court determines that any of the covenants contained in Section 10, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     12. Fraser hereby represents that she has been advised by the Company (a) that the execution of this Agreement is a very important decision which should not be made before discussing it with her family, and (b) Fraser agrees that the Company has recommended that she consult with an attorney before signing this Agreement. Fraser also acknowledges that she received a copy of this Agreement on August 31, 1999 and that she has been given up to 22 calendar days to review and consider it.

     13. Fraser expressly states that she has carefully reviewed the Company's proposals concerning Fraser's separation from the Company and acknowledges and agrees that she fully understands the terms and conditions of this Agreement, and expressly agrees that the signing of this document is done voluntarily.

     14. This Agreement is made and entered into in the State of New Jersey and shall in all respects be interpreted, governed and by the laws of the State of New Jersey and to be enforced by the federal or state courts in the State of New Jersey.

     15. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings which may have existed between the parties, and may not be modified except by a writing signed by all parties; provided that nothing in this Agreement shall affect or modify Fraser's Indemnity Agreement with the Company dated July 21, 1995, attached hereto as Exhibit A, which shall continue in full force and effect in accordance with its terms. The Company shall continue to include Fraser as a covered person under its directors' and officers' insurance policy for as long as such coverage is provided for the Company's officers and directors, provided that the Company's obligation to provide such coverage to Fraser shall terminate on December 31, 2005.

     16. THIS AGREEMENT MAY BE REVOKED BY FRASER BY DELIVERING A SIGNED WRITTEN NOTICE OF SUCH REVOCATION TO THE COMPANY, ATTENTION OF KUSLIMA SHOGEN WITHIN EIGHT (8) DAYS AFTER THIS AGREEMENT IS SIGNED (THE "REVOCATION PERIOD"). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE PLAN OR THE AGREEMENTS REPRESENTING THE VESTED OPTIONS AND THE UNVESTED OPTIONS,
NEITHER THE VESTED OPTIONS NOR THE UNVESTED OPTIONS MAY BE EXERCISED BY FRASER UNTIL THE REVOCATION PERIOD HAS EXPIRED. IN THE EVENT FRASER SHALL REVOKE THIS AGREEMENT PRIOR TO THE REVOCATION PERIOD THE VESTED OPTIONS AND UNVESTED OPTIONS SHALL REVERT TO THEIR ORIGINAL TERMS.

                                      ALFACELL CORPORATION:

/s/ GAIL FRASER                       By:  /s/ KUSLIMA SHOGEN
Gail Fraser                                Kuslima Shogen
                                           Chairman and Chief Executive Officer


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